Exhibit 99(a)(1)(A)

ACADIA REALTY TRUST
ISSUER REPURCHASE OPTION NOTICE
FOR
3.75% CONVERTIBLE SENIOR NOTES DUE 2026

CUSIP Number 004239 AB 5

NOTICE IS HEREBY GIVEN pursuant to Section 2.08 of the First Supplemental Indenture, dated as of December 11, 2006 (the “Supplemental Indenture”), between Acadia Realty Trust, as Issuer (referred to as “we,” “our,” “us” or the “Company”) and U.S. Bank National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), which supplements that certain Indenture, dated as of December 11, 2006 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, that, at the option of each holder (“Holder”) of the Company’s 3.75% Convertible Notes due 2026 (the “Notes”) the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest on the Notes to, but not including, the Optional Repurchase Date (the “Optional Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Issuer Repurchase Option Notice and related notice materials, as amended and supplemented from time to time (the “Repurchase Option”). Holders may surrender their Notes from 9:00 a.m., New York City time, on Friday, November 18, 2011 through 5:00 p.m., New York City time, on Friday, December 16, 2011 (the “Expiration Date”), which is the second business day immediately preceding December 20, 2011 (the “Optional Repurchase Date”). Unless the Company defaults in making payment of the Optional Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Optional Repurchase Date. Notes as to which an Optional Repurchase Notice (as defined below) has been given may be converted only if the Optional Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Repurchase Option Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Company purchase your Notes and receive the Optional Repurchase Price, you must validly surrender the Notes along with a duly executed optional repurchase notice in the form attached hereto as Annex A (an “Optional Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 2.08 of the Supplemental Indenture. The right of Holders to surrender their Notes for purchase in the Repurchase Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Option Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:
U.S. Bank National Association

By Registered or Certified Mail or Overnight Courier: U.S. Bank National Association 60 Livingston Avenue 1st Floor—Bond Drop Window St. Paul, MN 55107 Attention: Specialized Finance	By Regular Mail: U.S. Bank National Association P.O. Box 64111 St. Paul, MN 55164-0111 Attention: Specialized Finance	By Facsimile: (651) 495-8158 Attention: Specialized Finance For Information: (800) 934-6802

Additional copies of this Issuer Repurchase Option Notice may be obtained from the Paying Agent at its addresses set forth above.
Dated: November 17, 2011

i

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Option Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Option Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Option Notice. The Issuer Repurchase Option Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Option Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Option Notice is current as of any time subsequent to the date of such information. None of the Company, its board of trustees or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors regarding the surrender of your Notes pursuant to the Repurchase Option in light of your specific tax and investment situation and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Option. To understand the Repurchase Option fully and for a more complete description of the terms of the Repurchase Option, we urge you to read carefully the remainder of this Issuer Repurchase Option Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Acadia Realty Trust, a Maryland real estate investment trust (the “Company,” “we,” “our,” or “us”), is obligated, at your option, to purchase your validly surrendered 3.75% Convertible Senior Notes due 2026 (the “Notes”). (Page 4)

Why is the Company offering to purchase my Notes?

The right of each holder (the “Holder”) of the Notes to sell and our obligation to purchase such Holder’s Notes pursuant to the Repurchase Option is a term of the Notes and has been a right of Holders from the time the Notes were issued on December 11, 2006. We are required to repurchase the Notes of any Holder exercising the Repurchase Option pursuant to the terms of the Notes and the Indenture. (Page 4)

What Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of November 15, 2011, there was $24,933,000 aggregate principal amount of the Notes outstanding. The Notes were issued under an Indenture, dated as of December 11, 2006 (the “Base Indenture”), between the Company, as issuer and U.S. Bank National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), as supplemented by the First Supplemental Indenture, dated as of December 11, 2006 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). (Page 4)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including additional interest, if any,) to, but not including December 20, 2011 (the “Optional Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Pages 4-5)

How will the Company fund the purchase of the Notes?

We intend to use available cash and/or borrowings under our revolving credit facility to fund the purchase of the Notes. (Page 5)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of our common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), into which the Notes are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Option. Our Common Shares into which the Notes are convertible are listed on the New York Stock Exchange (“NYSE”) under the symbol “AKR”. On November 15, 2011, the closing price of the Common Shares on the NYSE was $19.71 per share. (Page 5)

What does the board of trustees of the Company think of the Repurchase Option?

Our board of trustees has not made any recommendation as to whether you should surrender your Notes for purchase in the Repurchase Option. You must make your own decision whether to surrender your Notes for purchase in the Repurchase Option and, if so, the amount of Notes to surrender. (Pages 4-5)

When does the Repurchase Option expire?

The Repurchase Option expires at 5:00 p.m., New York City time, on Friday, December 16, 2011 (the “Expiration Date”), which is the second business day immediately preceding December 20, 2011 (the “Optional Repurchase Date”). We will not extend the period Holders have to accept the Repurchase Option unless required to do so by federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Option Notice. (Page 4)

How do I surrender my Notes?

There are three ways to tender your Notes:

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If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•
While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Repurchase Option and holds physical certificates evidencing such Notes must complete and sign an optional repurchase notice in the form attached hereto as Annex A (an “Optional Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Option set forth in this Issuer Repurchase Option Notice. (Pages 6-8)

If I surrender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly on or after the Optional Repurchase Date. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on Tuesday, December 20, 2011, the appropriate amount of cash required to pay the Optional Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 9)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Expiration Date. (Pages 8-9)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 2.08 of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.  (Pages 8-9)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Repurchase Option, we will not purchase your Notes on the Optional Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Supplemental Indenture) of the Notes is 34.1763 Common Shares per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $29.26 per common share). You will continue to have the right to convert each $1,000 principal amount of Notes into Common Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Page 5)

If I surrender my Notes for repurchase in the Repurchase Option, is that a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Notes pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you in light of your specific tax and investment situation. (Pages 10-13)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Option Notice.

Who can I talk to if I have questions about the Repurchase Option?

Questions and requests for assistance in connection with the surrender of Notes for purchase in the Repurchase Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Repurchase Option Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION

1.    Information Concerning the Company.  We are obligated to purchase the Notes at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Notes. The Notes are convertible into our Common Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

We are a fully-integrated equity real estate investment trust (“REIT”) focused on the ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas in Chicago, Illinois, New England and the greater New York and Mid-Atlantic Regions of the United States.

All of our assets are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership (the “Operating Partnership”) and entities in which the Operating Partnership owns an interest. As of September 30, 2011, we controlled approximately 99% of the Operating Partnership as the sole general partner. As the general partner, we are entitled to share, in proportion to our percentage interest, in the cash distributions and profits and losses of the Operating Partnership.  The limited partners primarily represent entities or individuals that contributed their interests in certain properties or entities to the Operating Partnership in exchange for common or preferred units of limited partnership interest (“Common OP Units” or “Preferred OP Units”) and employees who were awarded restricted Common OP units as long-term incentive compensation.  Limited partners holding Common OP Units are generally entitled to exchange their units on a one-for-one basis for our Common Shares.

As of September 30, 2011, we had ownership interests in 48 properties within our core portfolio and 47 properties within our three opportunity funds, Acadia Strategic Opportunity Fund L.P. (“Fund I”), Acadia Strategic Opportunity Fund II, LLC (“Fund II”) and Acadia Strategic Opportunity Fund III LLC (“Fund III” and together with Fund I and Fund II, the “Opportunity Funds”).  The 95 properties consist of commercial properties, primarily neighborhood and community shopping centers, mixed-use properties with a retail component and self-storage properties.  In addition, we also invest in operating companies through certain of our other subsidiaries or Fund II, all on a non-recourse basis.  Our equity interest in the Opportunity Funds ranges from 19.9% to 22.2%.

Our executive offices are located at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 and our telephone number is (914) 288-8100.

2.      Information Concerning the Notes.  The Notes were issued under the Indenture and mature on December 15, 2026.

2.1    The Company’s Obligation to Purchase the Notes.  Pursuant to the terms of the Notes and the Indenture, we are obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder’s option, on December 20, 2011, the Optional Repurchase Date. This Repurchase Option will expire at 5:00 p.m., New York City time, on Friday, December 16, 2011, the Expiration Date, which is the second business day immediately preceding the Optional Repurchase Date. We reserve the right to make changes to the terms of the Repurchase Option, including changing the Expiration Date, if reasonably necessary to comply with the federal securities laws and regulations. If we make any change to this Repurchase Option which we determine constitutes a material change, or if we waive a material condition to this Repurchase Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Option Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Optional Repurchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Repurchase Option would otherwise expire during the five to ten business day period. If we are required to extend the Optional Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. Our purchase of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Option Notice.

If any Notes remain outstanding following the expiration of the Repurchase Option, and if the Notes are not otherwise redeemed or converted after such date, we will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on December 15, 2016 and December 15, 2021 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.

2.2   Optional Repurchase Price.  Pursuant to the terms of the Indenture and the Notes, the Optional Repurchase Price to be paid by us for the Notes on the Optional Repurchase Date is 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the Optional Repurchase Date. The Optional Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on December 16, 2011. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Optional Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares. Thus, the Optional Repurchase Price may be significantly higher or lower than the market price of the Notes on the Optional Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision whether to surrender their Notes for purchase.

We are not, nor is our board of trustees or employees, making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Option Notice. Each Holder must make its own decision whether to surrender its Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the current market value of the Notes and the Common Shares and other relevant factors.

2.3   Source of Funds.  In the event any Notes are surrendered and accepted for payment, we intend to use available cash on hand and/or borrowings under our approximately $64.5 million secured revolving credit facility (the “Revolving Credit Facility”) to pay the Optional Repurchase Price for the Notes. Under the Revolving Credit Facility, we may borrow up to approximately $64.5 million. As of November 15, 2011, we had a balance of $1 million outstanding under the Revolving Credit Facility, which accrues interest at 125 basis points over LIBOR, and an outstanding undrawn letter of credit of approximately $4.6 million written against the line leaving approximately $58.9 million of borrowing capacity. The Revolving Credit Facility matures on December 1, 2012.

2.4   Conversion Rights of the Notes.  Holders that do not surrender their Notes for purchase pursuant to the Repurchase Option will maintain their conversion rights with respect to their Notes, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The current Conversion Rate of the Notes is 34.1763 Common Shares per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $29.26 per common share). Holders that surrender their Notes pursuant to the Repurchase Option may retain their conversion rights with respect to such Notes, subject to the terms and conditions of the Indenture and the Notes, only if such surrender has been validly withdrawn prior to the Optional Repurchase Date, as described in Section 4 below.

2.5   Market for the Notes and the Company’s Common Shares.  There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price and implied volatility of the Common Shares and the market for similar securities. As of November 15, 2011, there was $24,933,000 aggregate principal amount of the Notes outstanding.

The Common Shares into which the Notes are convertible are listed on the NYSE under the symbol “AKR”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the NYSE:

	Share Price
	High	Low
2009
First Quarter	$14.69	$8.50
Second Quarter	$15.44	$10.37
Third Quarter	$16.51	$11.55
Fourth Quarter	$17.69	$13.31
2010
First Quarter	$18.40	$14.88
Second Quarter	$19.80	$16.22
Third Quarter	$19.77	$15.87
Fourth Quarter	$20.17	$17.72
2011
First Quarter	$19.85	$17.72
Second Quarter	$21.15	$18.52
Third Quarter	$22.23	$17.43
Fourth Quarter (though November 15, 2011)	$20.92	$17.42

On November 15, 2011, the closing price of the Common Shares on the NYSE was $19.71 per share. As of November 15, 2011, there were 42,584,476 Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to surrender your Notes pursuant to the Repurchase Option.

2.6   Ranking.  The Notes are general unsecured unsubordinated obligations of ours and rank equally in right of payment with all of our existing and future unsecured unsubordinated indebtedness, and are effectively subordinated in right of payment to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of our subsidiaries.

2.7   Dividends.  The Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Shares, the Holders will be entitled to dividends, if any, made to holders of Common Shares.

3.      Procedures to be Followed by Holders Electing to Surrender Notes for Purchase.  Holders will not be entitled to receive the Optional Repurchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1   Method of Delivery.  The Trustee has informed us that, as of the date of this Issuer Repurchase Option Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute an Optional Repurchase Notice (as defined in the Supplemental Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2   Agreement to be Bound by the Terms of the Repurchase Option.  By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Optional Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Option Notice;

•	you agree to all of the terms of this Issuer Repurchase Option Notice;

•	you have received this Issuer Repurchase Option Notice and acknowledge that this Issuer Repurchase Option Notice provides the notice required pursuant to the Indenture;

•
upon the terms and subject to the conditions set forth in this Issuer Repurchase Option Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to us all right, title and interest in and to all the Notes surrendered, (ii) release and discharge us and our trustees, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as our agent, for the Optional Repurchase Price of any surrendered Notes that are purchased by us), all in accordance with the terms set forth in this Issuer Repurchase Option Notice

•
you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by us we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon our request, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•
you understand that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Optional Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Issuer Repurchase Option Notice and related notice materials, as amended and supplemented from time to time;

•
payment for Notes purchased pursuant to the Issuer Repurchase Option Notice will be made by deposit of the Optional Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

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surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Option Notice at any time prior to 5:00 p.m., New York City time, on December 16, 2011;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Option Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3   Delivery of Notes.

Notes Held Through a Custodian. If you wish to tender Notes pursuant to this Issuer Repurchase Option Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. If you are a DTC participant who wishes to tender Notes pursuant to this Issuer Repurchase Option Notice, you must surrender to us your beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Option, including those set forth above under “—Agreement to be Bound by the Terms of the Repurchase Option.”

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign an Optional Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on an Optional Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Optional Repurchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If an Optional Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.     Right of Withdrawal.  Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on December 16, 2011, which is the second business day immediately prior to the Optional Repurchase Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on December 16, 2011. Notes withdrawn from the Repurchase Option may be re-surrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Notes to be validly re-surrendered pursuant to this Issuer Repurchase Option Notice, such Notes must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 5:00 p.m., New York City time, on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on December 16, 2011. The withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•
be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 2.08 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on December 16, 2011.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on December 16, 2011.

5.     Payment for Surrendered Notes.  We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Optional Repurchase Date the appropriate amount of cash required to pay the Optional Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 5:00 p.m., New York City time, on December 16, 2011 and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on December 16, 2011.

The total amount of funds required by us to purchase all of the Notes is approximately $24,933,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

6.     Notes Acquired.  Any Notes purchased by us pursuant to the Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.     Plans or Proposals of the Company.  Except as publicly disclosed on or prior to the date of this Issuer Repurchase Option Notice, we do not currently have any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Repurchase Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•
any change in our present board of trustees or management, including, but not limited to, any plans or proposals to change the number or the term of trustees or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•
any class of our equity securities to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional of our securities or the disposition of our securities;

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

8.     Interests of Trustees, Executive Officers and Affiliates of the Company in the Notes.  Except as otherwise disclosed below, based on a reasonable inquiry by us:

•	neither we nor our executive officers, trustees, subsidiaries or other affiliates beneficially owns any Notes

•	we will not purchase any Notes from our executive officers, trustees, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Repurchase Option Notice, none of such officers, trustees or affiliates has engaged in any transactions in the Notes.

A list of our trustees and executive officers is attached to this Issuer Repurchase Option Notice as Annex C.

9.     Purchases of Notes by the Company and Its Affiliates.  Each of us and our affiliates, including our executive officers and trustees, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Repurchase Option until at least the tenth business day after the Optional Repurchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Optional Repurchase Price. Any decision to purchase Notes after the Repurchase Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Repurchase Option, the market price of the Common Shares, our business and financial position and general economic and market conditions.

10.   Agreements Involving the Company’s Notes.  We have entered into the following agreements relating to the Notes:

•	The Base Indenture; and

•	The Supplemental Indenture.

All agreements involving other securities issued by us  are described in detail in the documents incorporated by reference into this Issuer Repurchase Option Notice, and no provisions in such agreements are material to the Repurchase Option or the Notes.

11.   Material U.S. Federal Income Tax Consequences.  The following is a general discussion of material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Repurchase Option and is not intended to be and should not be construed as tax advice. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s specific tax or investment situation or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, brokers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, certain former U.S. citizens or long-term residents, persons who are not citizens or residents of the United States (except as described under the heading “Tendering Non-U.S. Holders” below), traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and persons that are, or that hold their notes through, partnerships and other pass-through entities. In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Repurchase Option or U.S. federal tax considerations other than income taxation and does not discuss all aspects of federal income taxation that might be relevant to a specific holder in light of its particular investment or tax circumstances. This summary assumes that Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The information in this section is based on the Code, current, temporary and proposed Treasury regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) and judicial decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and judicial decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Thus, no assurance can be provided that the statements set forth herein (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF THE NOTES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSIDERATIONS OF TENDERING NOTES IN THE REPURCHASE OPTION TO ANY PARTICULAR HOLDER WILL DEPEND ON THE INVESTOR’S PARTICULAR TAX CIRCUMSTANCES.  ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REPURCHASE OPTION IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under the applicable Treasury regulations to be treated as a United States person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Notes that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.

If a partnership holds Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold Notes (and partners in such partnerships) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tendering U.S. Holders

Sale of Notes Pursuant to the Repurchase Option. The receipt of cash by a U.S. Holder in exchange for Notes pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering Notes generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Notes (other than any amount allocable to accrued but unpaid interest on the Notes, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Notes at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in the Notes will equal the cost of the Notes, increased by any market discount previously included in the U.S. Holder’s income pursuant to an election to include market discount in gross income currently as it accrues, and reduced (but not below zero) by any payments received on the Notes, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Notes immediately after its acquisition over the sum of all amounts payable on the Notes after the purchase date other than payments of stated interest, but excluding any amount attributable to the conversion feature of the Notes. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering Notes generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Notes is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on the Notes generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. Any of the Notes has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to the Notes acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Notes were held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Tender of Notes Pursuant to the Repurchase Option. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of the Notes pursuant to the Repurchase Option unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States or, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met (unless an applicable tax treaty otherwise provides); or

•	the Notes constitute a “United States real property interest” (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Except to the extent provided by an applicable tax treaty, a Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate or lower applicable treaty rate. A Non-U.S. Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

In the event the Notes constitute a USRPI, any gain recognized on the purchase of Notes pursuant to the Repurchase Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Notes may be subject to withholding at a 10% rate. Notes held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if:

•	the Company is a domestically controlled qualified investment entity, or

•	the Company’s common shares are regularly traded on an established securities market, and

(A)
if the Notes are regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not owned more than 5% of the total fair market value of the Notes at any time during the five-year period ending on the Optional Repurchase Date, or

(B)
if the Notes are not regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not, at the time it acquires the Notes and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Notes (and in certain cases other direct or indirect interests in the Company’s common shares) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of the Company’s common shares with the lowest fair market value.

We will be a domestically controlled qualified investment entity if at all times during a specified testing period we are a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons. We believe that we currently are a domestically controlled qualified investment entity. However, because our Common Shares are publicly traded, there can be no assurance that we are qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while our Common Shares are currently regularly traded on an established securities market, there can be no assurance that they will continue to be so traded in the future.

It is possible that the IRS could disagree with the position that we are a domestically controlled qualified investment entity, in which case, unless the exception regarding regularly traded common share described above applies, any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Notes pursuant to the Repurchase Option and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Non-U.S. Holders should consult their tax advisors as to whether the purchase of the Notes pursuant to the Repurchase Option is exempt from U.S. federal income tax under FIRPTA.

Any amount received by a Non-U.S. Holder pursuant to the Repurchase Option that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that the interest is not effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of our voting shares;

•	the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph, such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless:

•
the payments are effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if required by an applicable tax treaty, the payments are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder); or

•	such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a non-U.S. corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Repurchase Option may be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). U.S. Holders electing to surrender Notes should complete an IRS Form W-9 (a copy of which is attached to this Issuer Repurchase Notice as Annex D) and attach it to the Notes being surrendered. If you are a U.S. Holder exempt from backup withholding under the Code, please provide your Taxpayer Identification Number (“TIN”) and so indicate on the Form W-9. A U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for the Notes unless the U.S. Holder provides us with a correct taxpayer identification number and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is either an exempt recipient or is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.  Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Repurchase Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception.

Non-Tendering Holders

A Holder whose Notes are not purchased by us pursuant to the Repurchase Option will not incur any U.S. federal income tax liability as a result of the consummation of the Repurchase Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TO BE CONSTRUED AS TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REPURCHASE OPTION IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.

12.   Additional Information.  We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2011;

•
our Current Reports on Form 8-K or Form 8-K/A filed on January 3, 2011 (solely with respect to the information provided under Item 8.01), March 9, 2011, May 11, 2011, May 18, 2011, August 11, 2011, November 3, 2011, and November 8, 2011;

•	our Definitive Proxy Statement dated April 8, 2011; and

•	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on May 21, 1993, together with all amendments and reports updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Issuer Repurchase Option Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Option Notice, we will amend the Schedule TO accordingly.

13.   No Solicitations.  We have not employed any persons to make solicitations or recommendations in connection with the Repurchase Option.

14.   Definitions.  All capitalized terms used but not specifically defined in this Issuer Repurchase Option Notice shall have the meanings given to such terms in the Indenture and the Notes.

15.   Conflicts.  In the event of any conflict between this Issuer Repurchase Option Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of trustees or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Option Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.

ACADIA REALTY TRUST

ANNEX A
FORM OF OPTIONAL REPURCHASE NOTICE

TO:	ACADIA REALTY TRUST
U.S. BANK NATIONAL ASSOCIATION

The undersigned registered Holder of the Notes designated below hereby irrevocably acknowledges receipt of a notice from Acadia Realty Trust (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Notes and requests and instructs the Issuer to repay the entire principal amount of such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of December 11, 2006 (the “Base Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of December 11, 2006 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Optional Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of December 20, 2011, the Optional Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Repurchase Option Notice.

NOTICE: The signature below of the Holder of the Notes designated below must correspond with the name as written upon the face of such Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Notes Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Notes Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B
FORM OF WITHDRAWAL NOTICE

TO:	ACADIA REALTY TRUST
U.S. BANK NATIONAL ASSOCIATION

The undersigned registered owner of the Notes designated below hereby withdraws its election to require Acadia Realty Trust (the “Issuer”) to repurchase such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of December 11, 2006 (the “Base Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of December 11, 2006 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C
BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following tables set forth the names of each member of our board of trustees and each of our executive officers:

Trustees

Name	Title
Kenneth F. Bernstein	Trustee, President and Chief Executive Officer

Lee S. Wielansky	Independent Lead Trustee

Lorrence T. Kellar	Trustee

Douglas Crocker II	Trustee

Wendy Luscombe	Trustee

William Spitz	Trustee

Executive Officers

Name	Title
Kenneth F. Bernstein	President and Chief Executive Officer, Trustee

Joel Braun	Executive Vice President, Chief Investment Officer

Christopher Conlon	Senior Vice President, Leasing & Development

Jonathan Grisham	Senior Vice President, Chief Accounting Officer

Michael Nelsen	Senior Vice President, Chief Financial Officer

Robert Masters, Esq.	Senior Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer

The business address of each person set forth above is c/o Acadia Realty Trust 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 and our telephone number is (914) 288-8100.

ANNEX D

[See Attached]